Exhibit 11

         Statement of Computation of Shares Outstanding

                     For the three months ended For the nine months ended
                     February 28, February 29,  February 28, February 29,
                          1997         1996         1997        1996

Average outstanding
  shares               3,140,739   3,140,739     3,140,739    3,020,678

Dilutive effect of
  stock options
  and warrants            19,385      18,667        26,301       18,667

Weighted average
  number of shares
  outstanding          3,160,124   3,159,406     3,167,040    3,039,345
